UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

Triad Guaranty Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road
Winston-Salem, North Carolina 27104
(Address of principal executive offices) (zip code)

(336) 723-1282
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)

As previously reported by Triad Guaranty Inc. (the "Company") on a Current Report on Form 8-K filed on December 11, 2012, the Company's mortgage insurer subsidiary, Triad Guaranty Insurance Corporation ("TGIC"), has been placed into rehabilitation, whereby the Illinois Department of Insurance (the "Department") has been vested with possession and control over all of TGIC's assets and operations, and the Company no longer has any oversight or authority over TGIC and its business affairs.

On December 27, 2012, the Department terminated Kenneth W. Jones, the President, Chief Executive Officer and Principal Financial Officer of TGIC, Earl F. Wall, the Senior Vice President, Secretary and General Counsel of TGIC, and Shirley A. Gaddy, the Senior Vice President, Operations of TGIC.  In connection with this action, on January 3, 2013, Mr. Jones resigned as the Company's President, Chief Executive Officer and Principal Financial Officer and Mr. Wall resigned as the Company's Senior Vice President, Secretary and General Counsel.  As a result, Messrs. Jones and Wall and Ms. Gaddy are no longer employed by TGIC or by the Company.

Also, Kenneth S. Dwyer, the Company's Senior Vice President and Chief Accounting Officer, has tendered his resignation from such position effective January 4, 2013.  Mr. Dwyer remains employed by TGIC as its Senior Vice President and Chief Accounting Officer.

The Company intends to engage Messrs. Jones and Wall as consultants to assist the Company in matters related to their prior positions under terms to be negotiated by the parties in the future.

In connection with Mr. Jones' resignation from the Company, on January 3, 2013, William T. Ratliff III, the Company's Chairman, was elected as President and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

January 3, 2013	/s/ Kenneth S. Dwyer
Kenneth S. Dwyer Senior Vice President and Chief Accounting Officer